Exhibit 99.1

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release:	Immediately
Date:	July 30, 2019
Contact:	Ryan Burke (818) 244-8080, Ext. 1141

Public Storage Announces the Appointment of a New Director

GLENDALE, California–Public Storage (NYSE:PSA) announced today that its Board of Trustees appointed Tariq M. Shaukat to the Board of Trustees effective July 30, 2019.

Mr. Shaukat, 47, is President of Partner and Industry Platforms for Google Cloud at Google LLC, where he oversees operating and customer-based initiatives to accelerate growth across all lines of business, including analytics and machine learning. Mr. Shaukat was previously President of Global Customer Operations, where he built and led Google Cloud’s go-to-market operations, including sales, customer support, and professional services.

Prior to joining Google LLC in 2016, Mr. Shaukat was Executive Vice President and Chief Commercial Officer at Caesars Entertainment Corporation, after initially joining the company in 2012 as Executive Vice President and Chief Marketing Officer. His responsibilities included oversight of revenue management, marketing, information technology, and analytics across all business lines. Prior to Caesars Entertainment Corporation, Mr. Shaukat was Partner at McKinsey & Company and held leadership positions at various technology-based companies.

Mr. Shaukat has a Bachelor of Science and a Master of Science from the Massachusetts Institute of Technology and a Master of Science from Stanford University.

“We are pleased to welcome Tariq to the Board of Trustees. The company and its shareholders will be well-served by his proven leadership and unique perspective as the self-storage industry landscape continues to evolve,” said Joe Russell, President and Chief Executive Officer of Public Storage.

Company Information

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At March 31, 2019, we had: (i) interests in 2,444 self-storage facilities located in 38 states with approximately 164 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self Storage SA (Euronext Brussels:SHUR), which owned 231 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand, and (iii) an approximate 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB), which owned and operated approximately 28 million rentable square feet of commercial space at March 31, 2019. Our headquarters are located in Glendale, California.

Additional information about Public Storage is available on the Internet. The Company’s website is PublicStorage.com.

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